UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2010

WEBSTER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut		06702
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (203) 578-2202

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 29, 2010, Webster Financial Corporation, a Delaware corporation (the “Company”) announced that it had repurchased all of its remaining outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Preferred Stock”), which was issued by the Company to the United States Department of the Treasury in November 2008 pursuant to the Capital Purchase Program established under the Troubled Asset Relief Program, for an aggregate purchase price of $201.2 million, including approximately $1.2 million of accrued and unpaid dividends. The Company funded the repurchase of the Preferred Stock primarily with the approximately $153 million of net proceeds, before expenses, received on December 27, 2010 upon the completion of its previously announced public offering and private placement to Warburg Pincus Private Equity X, L.P. and one of its affiliates of, in the aggregate, 8,699,848 shares of its common stock.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated December 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSTER FINANCIAL CORPORATION

By:	/S/ GERALD P. PLUSH
Gerald P. Plush
Senior Executive Vice President and
Chief Financial Officer

Date: December 29, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 29, 2010.